Exhibit 99.1

Tonja Paylor

Tonja.Paylor@choosemedifast.com

443-379-5012

Medifast Announces Adoption of Rule 10b5-1 Plan by Executive Officer

OWINGS MILLS, MD (June 9, 2015) — Medifast, Inc. (NYSE: MED), a leading United States manufacturer and provider of clinically proven weight-loss and healthy living products and programs, announced today that President & Chief Operating Officer, Margaret Sheetz, has adopted an individual stock trading plan. The trading plan is designed to comply with Rule 10b5-1 under the Securities Exchange Act of 1934, as amended, and with the Company’s insider trading policy.

Ms. Sheetz informed the Company that she intends to sell up to a total of 100,000 shares of Company common stock, a portion of her total holdings. The plan expires on May 31, 2016. The goal of the plan is to diversify Ms. Sheetz’s investment portfolio, while limiting market impact from such stock sales.

MED-G

About Medifast:

Medifast (NYSE: MED) is the leading easy-to-use, clinically proven weight-loss program. The company sells its products and programs via four unique distribution channels: 1) the Web and national call centers, 2) the Take Shape For Life personal health coach division, 3) Medifast Weight Control Centers, and 4) a national network of physicians. Medifast was founded in 1980 and is located in Owings Mills, Maryland. For more information, log onto www.MedifastNow.com.

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